Exhibit 5.1

December 9, 2022

Focus Universal Inc.

2311 East Locust Street

Ontario, CA 91761

Ladies and Gentlemen:

We have acted as outside counsel to Focus Universal Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-3 (file No. 333-260180) (the “Registration Statement”), the base prospectus filed with the Securities and Exchange Commission on October 8, 2021 and declared effective by the Securities and Exchange Commission on November 16, 2021 (the “Base Prospectus”) and the prospectus supplement dated December 9, 2022 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), relating to the offer and sale by the Company of shares of common stock of the Company, $0.001 par value (the “Shares”), having an aggregate offering price of up to $25,000,000, pursuant to that certain At the Market Sales Agreement (the “Sales Agreement”) dated December 9, 2022, by and between the Company and Sutter Securities, Inc. The Shares are covered by the Registration Statement, and we understand that the Shares are to be offered and sold in the manner described in the Prospectus. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein.

For purposes of this opinion, we have examined such documents, corporate records and instruments, and have examined such questions of law, as we have deemed necessary and appropriate for the purposes of our opinion set forth below. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to matters of fact material to our opinions in this letter, we have relied on certificates and statements from officers and other employees of the Company, public officials and other appropriate persons.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus and the Sales Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the laws of Chapter 78 of the Nevada Revised Statutes and the State of New York, as currently in effect, and we express no opinion as to the laws of any other jurisdiction or any effect that such other laws may have on the opinions expressed herein.

We consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on December 9, 2022, which is incorporated by reference in the Prospectus. We also consent to the use of this firm’s name under the caption “Legal Matters” in the Prospectus and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Wilson Bradshaw LLP

WILSON BRADSHAW LLP